EXHIBIT 5


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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                  harttrinen@aol.com
Will Hart                       (303) 839-0061               Fax: (303) 839-5414


                                 October 2, 2013

Flexible Solutions International, Inc.
615 Discovery Street
Victoria, British Columbia
Canada V8T 5G4

      This letter will constitute an opinion upon the legality of the sale by Flexible Solutions International Inc., a Nevada corporation, and by certain shareholders of the Company, of up to 1,164,000 shares of Common Stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and nonassessable.

                                          Very truly yours,

                                          HART & HART, LLC


                                          By: /s/ William T. Hart
                                              -----------------------
                                              William T. Hart